UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 4, 2016

Date of Report (Date of earliest event reported)

Higher One Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

115 Munson Street

New Haven, CT 06511

(Address of principal executive offices)(Zip Code)

(203) 776-7776

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Overview. On August 4, 2016, Higher One Holdings, Inc. (“Higher One”) became a party to the credit agreement, dated as of August 4, 2016 (the “Credit Agreement”), by and among Winchester Acquisition Corp. (“Merger Sub”) and Higher One (after giving effect to the merger of Merger Sub with and into Higher One, with Higher One surviving the merger as a wholly owned subsidiary of Winchester Acquisition Holdings Corp., a wholly owned subsidiary of Blackboard Super Holdco, Inc., which owns Blackboard, Inc.), the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer, for (1) an $85 million senior secured term loan facility (the “Term Loan Facility”) and (2) a $15 million revolving credit facility (the “Revolving Facility”, and, together with the Term Loan Facility, the “Senior Credit Facilities”).

Interest Rate and Fees. Borrowings under the Term Loan Facility and the Revolving Facility will bear interest at a rate per annum equal to an applicable margin plus, at the borrower’s option, either (a) at a base rate determined by reference to the highest of (1) the prime rate published by Bank of America, N.A. from time to time, (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the Term Loan Facility is initially 3.75% for LIBOR borrowings and 2.75% for base rate borrowings. The applicable margin for borrowings under the Revolving Facility is initially 3.75% for LIBOR borrowings and 2.75% for base rate borrowings. The applicable margin for borrowings under both the Term Loan Facility and the Revolving Facility will step down based on achievement of a specified total net leverage ratio of Higher One and its subsidiaries at the end of any applicable fiscal quarter, commencing with the fiscal quarter ending December 31, 2016.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, the borrower will pay customary agency fees and a commitment fee in respect of the unutilized commitments under the Revolving Facility, which commitment fee will initially be 0.50% per annum. The commitment fee will step down to 0.425% and 0.375% per annum based on achievement of a specified total net leverage ratio of Higher One and its subsidiaries at the end of any applicable fiscal quarter, commencing with the fiscal quarter ending December 31, 2016.

Mandatory Prepayments. The Credit Agreement requires certain mandatory prepayments of outstanding loans under the Term Loan Facility from the net cash proceeds of certain asset sales and casualty and condemnation events (subject to reinvestment rights) and/or extraordinary receipts, and the net cash proceeds of any incurrence or issuance of debt not permitted under the Senior Credit Facilities, in each case subject to customary exceptions and thresholds. The Credit Agreement also provides for mandatory prepayments of the Term Loan Facility to be made based on the excess cash flow of Higher One and its subsidiaries.

Voluntary Prepayments. All outstanding loans under the Senior Credit Facilities may be voluntarily prepaid at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. The Term Loan Facility requires scheduled quarterly payments, with an amortization of 2.5% of the original principal amount of the loans under the Term Loan Facility made on the Closing Date, with a step-up to 5.0% amortization during the second and third years, 7.5% during the fourth year and 10.0% during the fifth year, with the balance due and payable on the fifth anniversary of the Closing Date. There is no scheduled amortization of the principal amounts of the loans outstanding under the Revolving Facility. Any principal amount outstanding under the Revolving Facility is due and payable on the fifth anniversary of the Closing Date.

Guarantees and Security. The obligations of the borrower under the Senior Credit Facilities are unconditionally guaranteed by Higher One and certain of the borrower’s existing direct or indirect domestic subsidiaries. All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Higher One and the assets of its direct and indirect domestic subsidiaries that are the borrower or a guarantor under the Senior Credit Facilities.

Certain Covenants and Events of Default. The Senior Credit Facilities contain a number of negative covenants that, among other things and subject to certain exceptions, restrict Higher One’s ability and the ability of each of Higher One’s subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock or its other indebtedness;

•	make investments, including loans and acquisitions;

•	engage in transactions with its affiliates;

•	sell assets;

•	consolidate or merge;

•	materially alter the business it conducts; and/or

•	grant liens.

In addition, the Credit Agreement requires Higher One and its subsidiaries to comply with a maximum total net leverage ratio financial maintenance covenant and a minimum fixed charge coverage ratio covenant. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon a change of control).

The foregoing summary of the Credit Agreement is only a summary and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Higher One Holdings, Inc.

Date: August 4, 2016	By:	/s/ Marc Sheinbaum
	Name:	Marc Sheinbaum
	Title:	President and Chief Executive Officer

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